Exhibit 99.1
May 30, 2019

For more information contact
Eric J. Meilstrup, President or
Robert C. Haines II, Executive VP & CFO
at 800-344-BANK

TO ALL MEDIA:
FOR IMMEDIATE RELEASE

RE: LCNB’s Foster sets retirement date, Meilstrup adds CEO to his responsibilities

Lebanon, Ohio: LCNB Corp. (Symbol: LCNB). The Board of Directors of LCNB Corp. and LCNB National Bank announced that Steve P. Foster will retire as Chief Executive Officer of LCNB Corp. and its subsidiary, LCNB National Bank, effective June 30, 2019. Following his retirement, he will continue to serve on the Board of Directors of LCNB Corp. and LCNB National Bank. Mr. Foster steps down after 45 years in the banking industry, 42 at LCNB.

At the same meeting, the Board of Directors appointed Eric J. Meilstrup to the position of Chief Executive Officer of LCNB Corp. and LCNB National Bank effective June 30, 2019. Mr. Meilstrup, who was named President and appointed to the Board on October 1, 2018, will continue to serve in such capacities following this new appointment.

Spencer S. Cropper, Chair of the Board of LCNB Corp. and LCNB National Bank commented “The banking industry has seen significant change over the past decade. Thanks to Steve’s leadership, we’ve been able to not just keep-up with the change, but also grow and expand our presence in the region. We’ve been able to do so, all while holding firm to the principals that have made us a successful community bank.” He continued , “Although Steve will be transitioning out of his CEO role, we are pleased that he will continue his service on both the LCNB Corp. and LCNB National Bank Boards."

Mr. Foster commented, “I enter retirement with complete confidence that Eric Meilstrup with the management team and all the LCNB employees will continue the successful growth of the bank in the many communities that LCNB National Bank serves.” He added, “Eric’s many years of experience as a member of the management team has prepared him to lead the bank forward in the rapidly changing financial services industry.”

Regarding Mr. Meilstrup’s appointment, Mr. Cropper stated “Eric has spent 30+ years with LCNB and is a well-qualified and respected leader both within LCNB as well as in the community. The Board has full confidence that Eric will be an excellent leader as we look for continued success in the years to come.”

Mr. Meilstrup added, “I am extremely grateful for this opportunity and continue to be excited about being part of this very talented team of people at LCNB National Bank.” He continued, “I also want to thank Steve for his leadership and friendship. He has had a positive impact on the growth of our bank, our employees and each of the communities the bank serves. He is a great example of what a true community banker is.”

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned FDIC insured subsidiary with 35 offices located in Butler, Clinton, Clermont, Fayette,

Franklin, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.